Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 06-08

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI REPORTS BETTER THAN EXPECTED 4th QUARTER RESULTS

CORE BUSINESSES OVERCOME HURRICANE DISRUPTIONS

Seismic Drilling Backlog Tops $50 million; Company Reaffirms 2006 Guidance

CARENCRO, LA – MARCH 29, 2006 – OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) reported today improved profitability from its core business units during the three month period ended December 31, 2005 in spite of severe business interruptions caused by both Hurricanes Katrina and Rita. Additionally, the Company reported today that its backlog for future seismic drilling projects now exceeds $50 million, a substantial increase over backlog levels at this same time in previous years.

For the quarter ended December 31, 2005, the Company reported net income from its continuing operations totaling $0.8 million, or $0.04 per diluted share, on revenues of $11.1 million. This compares to a net loss from continuing operations for the comparable 2004 quarter of $(3.6) million, or $(0.31) per diluted share, also on revenues of $11.1 million. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for the three month period ended December 31, 2005 was $2.0 million, almost six times the $0.3 million reported for the same three month period ended December 31, 2004. Adjusted EBITDA, which is a non-GAAP financial measure, is provided herein to assist investors in better understanding the Company’s financial performance. See the reconciliation of net income to Adjusted EBITDA on the last page of this press release including a discussion of why the Company believes this non-GAAP financial measure is useful.

On 2005 revenues of $43.4 million, an 11% increase over 2004 revenues, OMNI reported net income from continuing operations of $2.0 million, or $0.07 per diluted share. Adjusted EBITDA increased in 2005 to $7.3 million over the $1.1 million reported for 2004. Including the recent acquisition of Preheat, Inc., the Company’s unaudited pro forma net income from continuing operations exceeded $3.6 million and Adjusted EBITDA reached $13.3 million on combined revenues of approximately $65.0 million for 2005. In 2004, OMNI reported a net loss from continuing operations of $(7.5) million, or $(0.73) per diluted share, on revenues of $39.1 million.

Commenting on the reported fourth quarter results, James C. Eckert, the Company’s Chairman and Chief Executive Officer, said, “Hurricanes Katrina and Rita severely interrupted our fourth quarter seismic drilling and environmental cleaning operations. While our equipment loss and facilities damage were covered by insurance, these storms severely impacted our business locations and normal operations, as well as, the personal lives of our employees living across the Gulf Coast. In spite of the destruction and the business disruptions caused by these storms, we reported net income from our continuing operations of 7.2% of our fourth quarter 2005 revenues. Adjusted EBITDA was 18% of those same fourth quarter revenues. These results are very exciting and encouraging when you consider that a significant portion of our fourth quarter revenues were deferred due to delays in the commencement of previously scheduled seismic drilling projects. Additionally, several of our dockside cleaning locations remained closed for a substantial portion of the fourth quarter waiting on municipal infrastructures to be restored. Lower top line revenues caused by these storms were not offset by corresponding reductions in operating expenses. During the fourth quarter we invested significantly in not only restoring our facilities and returning to normal operations, but we also provided financial assistance to a number of our employees displaced by these devastating storms.”

“The divestiture of our aviation transportation services segment during 2005 provided us with the opportunity to use the sale proceeds to realign our balance sheet by reducing debt. It also permitted our management team to re-focus its attention on our core businesses, seismic and environmental services. With the mid-year completion of several re-financing agreements, we were positioned by the end of 2005 to continue executing on our strategy of expanding our core business segments,” added Eckert.

“The 2005 year ended with our business segments operating at very high utilization levels for both equipment and personnel. The February 2006 acquisition of Preheat, Inc. enhanced this increased utilization and productivity. Preheat adds capacity to our environmental cleaning division and clearly establishes a third line of business – oilfield equipment leasing. Including Preheat on a pro forma combined basis, our 2005 revenues would have approached $65 million, while net income from continuing operations would have exceeded $3.6 million. Our Adjusted EBITDA would have surpassed $13.3 million. With the Preheat acquisition, we are now on pace for record levels of revenues and profitability in 2006. This prediction is also evidenced by increases in our seismic drilling and NORM de-contamination backlog. Considering the inclusion of Preheat, we expect the 2006 year will be as strong as originally projected with significant year-to-year increases anticipated in top line revenues, cash flow and overall profitability. We have focused and shaped OMNI into an integrated oilfield service company. With the alignment of our key managers into areas of core competency, we believe we are poised for significant organic and strategic growth opportunities. Today, OMNI is an exciting company with a significantly different footprint than one year ago. With the anticipated growth in our profitability, we believe this will result in improved stockholder value,” concluded Eckert.

The Company sold its aviation transportation services segment effective June 30, 2005 after sustaining substantial operating losses in this business segment. For the three month period ended December 31, 2005, the Company’s $0.8 million of net income from continuing operations was partially offset by a $0.7 million charge in connection with the discontinued operations of this same aviation segment resulting in net income of $0.1 million, or $0.01 per diluted share. This compares to a net loss of $(10.0) million, or $(0.88) per diluted share, for the same three month period ended December 31, 2004, including $(6.4) million of operating losses sustained by the Company’s former aviation transportation services segment. No significant future losses are expected as a result of the Company’s discontinued aviation operations.

After $4.0 million of operating losses reported by the former aviation transportation services segment in addition to a $2.3 million loss on the disposal of this same business segment, the Company reported a net loss of $(4.3) million or $(0.31) per diluted share for the year ended December 31, 2005. For the year ended December 31, 2004, the Company previously reported a net loss of $(14.3) million, or $(1.31) per diluted share, after sustaining $6.8 million of operating losses by its former aviation transportation services segment.

The Company reported a net loss available to common stockholders of $(0.1) million, or $(0.00) per diluted share, for the fourth quarter of 2005, after recording $0.2 million of preferred stock dividends. No preferred stock dividends were recorded in the same period of 2004. The net loss available to common stockholders was $(10.0) million, or $(0.88) per diluted share, for the same three month period ended December 31, 2004.

After the aforementioned losses totaling $6.3 million reported by the aviation transportation services segment, preferred stock dividends of $0.2 million and a one-time accounting charge of $0.7 million recorded in connection with the beneficial conversion feature attributable to the Company’s Series C 9% Convertible Preferred Stock, the Company reported a net loss of $(5.3) million available to its common stockholders, or $(0.38) per diluted share, for the year ended December 31, 2005. For 2004, including the aforementioned $6.8 million of losses reported by the Company’s aviation segment and $0.5 million of preferred stock dividends, the Company reported a net loss available to its common stockholders of $(14.7) million, or $(1.35) per diluted share.

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through three business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services and Equipment Leasing. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf of Mexico also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to integrate Preheat’s operations, the timely conversion of backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

OMNI ENERGY SERVICES CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	YEAR ENDED DECEMBER 31,
	2003	2004	2005
	(in thousands, except per share data)
Operating revenue	$31,555	$39,064	$43,350
Operating expenses:
Direct costs	21,586	28,510	27,515
Depreciation and amortization	3,355	4,282	4,627
General and administrative expenses	3,718	9,464	8,497

Total operating expenses	28,659	42,256	40,639

Operating income (loss)	2,896	(3,192)	2,711
Interest expense	943	3,288	2,836
(Gain) loss on debenture conversion inducement and debt extinguishment	—	729	(758)
Other (income) expense	(114)	290	(835)

Income (loss) before income taxes	2,067	(7,499)	1,468
Income tax benefit	1,092	—	508

Net income (loss) from continuing operations	3,159	(7,499)	1,976
Income (loss) from discontinued operations, net of taxes	324	(6,756)	(3,978)
Loss on disposal of discontinued operations assets, net of taxes	—	—	(2,271)

Net income (loss)	3,483	(14,255)	(4,273)
Dividends on preferred stock	(484)	(490)	(249)
Non-cash charge attributable to beneficial conversion feature of preferred stock	—	—	(745)

Net income (loss) available to common stockholders	$2,999	$(14,745)	$(5,267)

Basic income (loss) per common share:
Income (loss) from continuing operations	$0.30	$(0.73)	$0.07
Income (loss) from discontinued operations	0.04	(0.62)	(0.30)
Loss on disposal of discontinued operations assets, net of taxes	—	—	(0.17)

Net income (loss) available to common stockholders	$0.34	$(1.35)	$(0.40)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.28	$(0.73)	$0.07
Income (loss) from discontinued operations	0.03	(0.62)	(0.29)
Loss on disposal of discontinued operations assets, net of taxes	—	—	(0.16)

Net income (loss) available to common stockholders	$0.31	$(1.35)	$(0.38)

Number of shares used in calculating income (loss) per common share:
Basic	8,772	10,884	13,251
Diluted	11,362	10,884	13,683

EBITDA consists of earnings (net income) before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA includes loss from discontinued operations and other (income) expense because these items are either non-recurring or non-cash.

The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA and adjusted EBITDA, in filings with the SEC, disclosures and press releases. These rules require non-GAAP financial measures to be presented with, and reconciled to, the most nearly comparable financial measure calculated and presented in accordance with GAAP.

Set forth below is a reconciliation of net income (loss) to Adjusted EBITDA. Management uses adjusted EBITDA to measure the operating results and effectiveness of our ongoing business. We believe this measurement is important to our investors and financial analysts because it allows them to evaluate more effectively the Company’s performance using the same measurements that management uses. Adjusted EBITDA is an indication of the Company’s ability to generate cash available to internally fund our expansion plans and service our debt obligations. This non-GAAP financial measure may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share, operating cash flow or other GAAP operating measurements. The results shown below include results for the three and twelve months ended December 31, 2004 and 2005.

OMNI ENERGY SERVICES CORP.

UNAUDITED OTHER FINANCIAL DATA

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2004	2005	2004	2005
	(in thousands)
Net income (loss)	$(9,989)	$100	$(14,255)	$(4,273)
Adjustments:
Loss from discontinued operations and corresponding sale of aviation transportation services segment assets, net of taxes	6,433	705	6,756	6,249
Interest expense	1,818	870	3,288	2,836
(Gain) loss on debt extinguishment	648	—	729	(758)
Other (income) expense	116	(693)	290	(835)
Depreciation and amortization	1,320	1,010	4,282	4,627
Income tax benefit	—	—	—	(508)

Adjusted EBITDA	$346	$1,992	$1,090	$7,338

OMNI ENERGY SERVICES CORP.

UNAUDITED OTHER FINANCIAL DATA (PRO FORMA)

TWELVE MONTHS ENDED DECEMBER 31, 2005
(in thousands)
Pro Forma Net loss	$(2,574)
Adjustments:
Loss from discontinued operations and corresponding sale of aviation transportation services segment assets, net of taxes	6,249
Interest expense	5,107
(Gain) loss on debt extinguishment	(758)
Other (income) expense	(891)
Depreciation and amortization	6,702
Income tax benefit	(508)

Pro Forma Adjusted EBITDA	$13,327